Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Aptose Biosciences Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares, no par value per share(“Common Shares”)(2)	457(o)			$1,609,999(6)	0.00014760	$238

	Other	Pre-funded Warrants to purchase Common Shares(3)	Other			—		(3)

	Equity	Common Shares underlying the Pre-Funded Warrant(3)	457(o)			—		(3)

	Other	Warrants to purchase Common Shares	Other			—		(4)

	Equity	Common Shares underlying the Warrants to purchase Common Shares	457(o)			$1,609,999(6)	0.00014760	$238

	Equity	Underwriter’s Warrants to purchase Common Shares	Other					(5)

	Equity	Common Shares underlying Underwriter’s Warrants	Other			$140,873(6)	0.00014760	$21

	Total Offering Amounts					$3,360,871	0.00014760	$497

	Total Fees Previously Paid							$0

	Total Fee Offsets							—

	Net Fee Due							$497

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)

(2)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

The proposed maximum aggregate offering price of the Common Shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Share issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Shares and pre-funded warrants (including the Common Shares issuable upon exercise of the pre-funded warrants), if any, is $1,609,999.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Underwriter’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is $232,749 which is equal to 7% of the aggregate offering price.

(6)

Includes common shares issuable upon exercise of the underwriters’ over-allotment option to purchase additional common shares and/or warrants in an amount representing 15% of the common shares and warrants in the offering